Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Electriq Power Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	46,888,151	(2)	$2.19	(3)	$102,696,772.73	0.0001102	$11,317.18	(4)
	Equity	Warrants	457(g)	3,000,000		--		--	--	--	(5)
Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
Total Offering Amounts										$11,317.18
Total Fees Previously Paid										24,766.37
Total Fee Offsets										--
Net Fee Due										$0
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents the sum of (a) up to 18,363,030 shares of Class A common stock, par value $0.0001 per share (the “common stock”) issued in connection with closing of the business combination (the “Closing”) between TLG Acquisition One Corp., a Delaware corporation (“TLG”) and Electriq Power, Inc., a Delaware corporation, by certain of the selling securityholders named in the prospectus, (b) up to 2,000,000 shares of common stock that are issuable upon the exercise of the warrants (the “Private Placement Warrants”), originally issued to RBC Capital Markets, LLC at an exercise price of $6.57 per share, which were originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of TLG, (c) up to 1,000,000 shares of common stock that are issuable upon the exercise of 1,000,000 Private Placement Warrants, which were originally issued to TLG Acquisition Founder LLC, a Delaware limited liability company and the sponsor of TLG, in connection with the Working Capital Loan Conversion (as defined in the prospectus) (together with the Private Placement Warrants and Public Warrants, the “Warrants”), by certain of the selling securityholders named in the prospectus, and (d) up to 25,525,121 shares of common stock issuable upon the election of the holders of the Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), on the mandatory redemption date, which is the third (3rd) anniversary date of the original issuance date of Series A Preferred Stock (the “Mandatory Redemption Date”), which were originally issued to certain of the selling securityholders named in the prospectus.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the New York Stock Exchange (“NYSE”) on September 21, 2023 ($2.19 per share), in accordance with Rule 457(c) of the Securities Act.
(4)Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.
(5)In accordance with Rule 457(g) of the Securities Act, the entire registration fee for the Warrants is allocated to the shares of common stock underlying the Warrants, and no separate fee is payable for the Warrants.